As filed with the Securities and Exchange Commission on May 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3893191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

CHS/COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0137985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4000 Meridian Boulevard

Franklin, TN 37067

(Address of principal executive offices)

CHS NQDCP

(Full title of the plans)

Rachel A. Seifert

Executive Vice President, Secretary and General Counsel

4000 Meridian Boulevard

Franklin, TN 37067

(615) 465-7349

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Deferred Compensation Obligations (2)	$100,000,000	100%	$100,000,000	$13,640

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act.
(2)	Deferred compensation obligations under the CHS NQDCP (the “NQDCP”) to pay deferred compensation in the future in accordance with the terms of such plan. Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $100,000,000 of deferred compensation obligations under the NQDCP. The Registrants previously registered $50,000,000 of deferred compensation obligations under the NQDCP on December 14, 2009 (Registration Statement No. 333-163691).

EXPLANATORY NOTE

This Registration Statement is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional $100,000,000 of deferred compensation obligations under the NQDCP to pay deferred compensation in the future in accordance with the terms of such plan.

The Registrants previously registered $50,000,000 of their deferred compensation obligations on a Registration Statement on Form S-8 (Registration Statement No. 333-163691) on December 14, 2009 (the “Initial Form S-8”). As permitted by General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Initial Form S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

References to “us,” “our,” “we” and “the Registrants” shall mean Community Health Systems, Inc., a Delaware corporation and its wholly-owned subsidiary CHS/Community Health Systems, Inc., a Delaware corporation, unless the context otherwise requires. The “Company” refers to Community Health Systems, Inc. and “CHS” refers to CHS/Community Health Systems, Inc.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Annual Report filed on Form 10-K for the year ended December 31, 2012, filed on February 27, 2013;

(b)	Our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2013, filed on April 30, 2013; and

(c)	Our Current Reports on Form 8-K filed on March 1, 2013 and March 8, 2013.

As disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 30, 2013, the Company revised its segment information to reflect the fact that the hospital management services operations no longer meets the criteria as an operating segment. This change had no impact on the number of reportable segments disclosed in the consolidated financial statements, and had no impact on our financial condition, results of operations or cash flows. The prior year financial information for reportable segments will be revised for all periods in future filings.

All documents filed by the Registrants pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. In no event, however, will any information that the Registrants disclose under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that the Registrants may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

The securities offered under this Registration Statement represent $100,000,000 of deferred compensation obligations of CHS which may be offered pursuant to the NQDCP to certain members of management and other highly compensated employees of CHS and its participating affiliates. The obligations are unfunded and unsecured obligations of CHS to pay deferred compensation in the future in accordance with the terms of the NQDCP. The obligations rank pari passu with the other unsecured indebtedness of CHS. The Company guarantees the obligations of CHS under the NQDCP. CHS has entered into a trust arrangement in respect of the NQDCP, which trust holds money or other property delivered to the trustee for payment of benefits under the NQDCP. However, such arrangement does not, and is not intended to, change the status of the obligations as unsecured general obligations of CHS.

The amount of compensation deferred by participants is determined based on participant elections made in accordance with the provisions of the NQDCP. Under the NQDCP, participants may defer up to 75% of their annual base salary and up to 100% their bonus in any calendar year. In addition to participant deferrals, CHS and/or its affiliates may make discretionary contributions to participants’ accounts for any year. Participants are fully vested in their deferral contributions at all times. However, employer discretionary credits made by CHS and/or its affiliates, if any, become vested once participants have completed three years of service (or, if earlier, upon death or reaching age 65 or reaching age 55 with 10 years of service). Other employer credits vest as indicated by the employer prior to the time of contribution.

CHS’ aggregate obligation under the NQDCP at any given time is equal to the sum of participants’ aggregate account balances at such time. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds, and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. If a participant fails to make an election, CHS’ retirement committee determines the investment allocation of such participant’s accounts. These investment funds are merely used as the basis for measuring the value of participants’ accounts. CHS is not required to actually invest in any of these funds.

Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of death). However, participants may elect to receive all or a portion of their accounts on a specified date or dates. Distributions generally will be made in a lump sum. However, participants may elect to receive distributions in a lump sum or in installments over a term not to exceed 15 years, in the case of a separation from service occurring after participants reach age of 65, or reach age 55 with 10 years of service. Also, in the event of an unforeseeable emergency, participants may apply to CHS’ retirement committee to have all or a portion of their vested accounts distributed to them.

A participant’s interest in his or her accounts under the NQDCP generally cannot be assigned, transferred, garnished, pledged or encumbered by the participant. CHS has reserved the right to amend or terminate the NQDCP at any time, provided that no amendment may reduce the balance in any participant’s account and upon the termination of the NQDCP, all benefits under the NQDCP may be distributed to participants as provided in the plan.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

A. Community Health Systems, Inc.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Restated Certificate of Incorporation of the Company provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the directors and officers of the Company shall be indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Company.

The Company has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Restated Certificate of Incorporation and Amended and Restated By-Laws. These agreements, among other things, indemnify directors and officers of the Company to the fullest extent permitted by Delaware law for certain expenses (including attorneys’ fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of the Company or an affiliate of the Company.

Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

B. CHS/Community Health Systems, Inc.

CHS’ Restated Certificate of Incorporation provides that its directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The By-laws of CHS provide for the indemnification of all current and former directors and officers to the fullest extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits to this Registration Statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee on this 3rd day of May, 2013.

COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Wayne T. Smith
Wayne T. Smith,
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Wayne T. Smith, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2013

/s/ W. Larry Cash W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 3, 2013

/s/ Kevin J. Hammons Kevin J. Hammons	Vice President and Chief Accounting Officer (Principal Financial Officer)	May 3, 2013

/s/ John A. Clerico John A. Clerico	Director	May 3, 2013

/s/ James S. Ely III James S. Ely III	Director	May 3, 2013

/s/ John A. Fry John A. Fry	Director	May 3, 2013

/s/ William Norris Jennings, M.D. William Norris Jennings, M.D.	Director	May 3, 2013

/s/ Julia B. North Julia B. North	Director	May 3, 2013

/s/ H. Mitchell Watson H. Mitchell Watson	Director	May 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee on this 3rd day of May, 2013.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Wayne T. Smith
Wayne T. Smith,
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Wayne T. Smith, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wayne T. Smith Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 3, 2013

/s/ W. Larry Cash W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 3, 2013

/s/ Kevin J. Hammons Kevin J. Hammons	Vice President and Chief Accounting Officer (Principal Financial Officer)	May 3, 2013

/s/ Rachel A. Seifert Rachel A. Seifert	Executive Vice President, Secretary, General Counsel and Director	May 3, 2013

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1*	Opinion of Rachel A. Seifert.

23.1*	Consent of Rachel A. Seifert (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on signature pages).

*	filed herewith